MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of February 25, 2021 (the “Effective Date”), is by and between AHP Management, Inc. a California corporation (“Manager”), and Associated Hispanic Physicians of Southern California, a California professional corporation (“Practice”).

BACKGROUND STATEMENT

Practice provides professional medical services in California and desires to retain Manager to provide management services as provided herein.

STATEMENT OF AGREEMENT

The parties agree as follows:

1.  DEFINITIONS. Capitalized terms used herein shall have the meanings set forth in Appendix A to this Agreement.

2.  APPOINTMENT AND AUTHORITY OF MANAGER

2.1 Appointment and Authority. Practice hereby appoints Manager as its sole and exclusive agent for the management of Practice, subject to the limits set forth in Section 2.2, and Manager hereby accepts such appointment, subject at all times to the provisions of this Agreement. Practice acknowledges that Manager shall have the right to provide certain of such services through one or more Affiliated subcontractors (each, a “Subcontractor”), provided that Manager shall remain responsible for any work performed by a Subcontractor, and each Subcontractor shall be an express third-party beneficiary of the limitations on liability set forth herein as to Manager. Further, at all times during the Term, Practice agrees Manager shall have the authority to appoint, in its discretion, members of Practice’s Board of Directors in the number sufficient to constitute a majority of the voting rights of the Practice’s Board of Directors, provided that Manager’s appointees shall have no decision-making authority over the practice of medicine.

2.2 Limits on Manager Authority. Practice shall have the sole and complete authority, responsibility, supervision and control over all diagnoses, treatments, procedures, and other health care services provided by it. Manager shall not be, or be deemed to be, a partner of Practice or engaged in the practice of medicine, and Manager shall not interfere in any manner whatsoever with the exercise of the professional judgment of Practice or the Physicians, or have any authority to perform any act which may only be performed by an individual licensed to practice medicine in the State. Furthermore, Manager acknowledges and agrees that Practice may only be governed and managed by individuals licensed to practice medicine (an “Authorized Person”) and, notwithstanding any other term herein to the contrary, Manager shall not commit any act, nor exercise any power or authority hereunder, that may only be committed or exercised by an Authorized Person pursuant to law. To the extent that any act or service herein required of Manager should be construed by a court or regulatory body to constitute the practice

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of medicine, the requirement to perform that act or service by Manager shall be deemed waived and unenforceable. Neither Practice nor Manager has knowledge that the terms of this Agreement or any relationship among Practice, Owners, Manager and/or the Physicians violate any law relating to fee splitting and/or the corporate practice of medicine. Each of Practice and Manager accordingly agrees that it will not sue, claim, aver, allege or assert that this Agreement or any relationship among Practice, Owners, Manager and/or the Physicians violates any law relating to fee splitting and/or the corporate practice of medicine.

2.3 Manager Recommendations. Practice shall consider and respond to, promptly and in good faith, all recommendations of Manager, and Practice agrees not to take any actions which will unreasonably interfere with or expand the duties or financial obligations of Manager hereunder without the prior approval of Manager.

3.  COVENANTS AND RESPONSIBILITIES OF MANAGER. During the Term, to the maximum extent permissible by applicable law, Manager shall have the following obligations:

3.1  Practice Development. With Practice’s assistance, Manager shall periodically develop and implement business plans, marketing plans and other strategic initiatives for the growth and improvement of Practice’s business and service lines provided that such plans and initiatives shall be approved by Practice prior to implementing to the extent required under applicable California law, including but not limited to, the corporate practice of medicine as set forth in the Medical Practice Act as codified at Section 2000 et seq., of the California Business and Professions Code. Such plans and initiatives shall be subject to the Practice’s approval prior to implementation to the extent they impact the clinical care provided by or on behalf of Practice, as reasonably determined by the parties. To the extent that any expansion plans involve expansion, renovation, or development of additional office space, Manager shall also provide project development services consisting of site visits to determine the feasibility of potential sites, development of preliminary plans to assess whether programmatic requirements are met by the space(s) under consideration, coordination of leasing negotiations and the architectural, engineering and other consultants necessary to produce lease and contract documents, bidding of the contract documents, coordinating the work of the general contractor, ordering all equipment, furnishings and fixtures to be furnished by Manager and arranging for delivery and installation of same, and managing the start-up of new locations.

3.2  Contract Negotiation. To the extent permitted by applicable law, Manager will consult with and advise Practice on, and will negotiate, all contractual arrangements that are necessary or advisable for Practice’s business. Notwithstanding, Practice shall be responsible for setting the parameters under which the Practice will enter into contractual relationships with third-party payers as required under applicable California law.

3.3  Quality Assistance. Manager shall provide support for the development of Practice’s overall peer review, quality assurance, coding education and compliance programs. Manager, subject to compliance with HIPAA rules, may share utilization review data, quality assurance data, cost data, outcomes data, and other data of Practice with third party payors for the purpose of obtaining (at Practice’s approval) or maintaining third party payor contracts, with financial analysts and underwriters and with other unrelated parties; provided that any disclosure outside of Manager for any purpose unrelated to third party payor contracting shall be in full

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compliance with HIPAA rules and restrictions and not identify any patient or Physician by name or otherwise without Practice’s consent. In addition, Manager, subject to compliance with HIPAA rules, may aggregate Practice data with similar data from similar operations owned or managed by Manager and its Affiliates and may share and use such aggregated data for any purpose so long as such data does not identify any patient or Physician by name or otherwise. Manager’s use and disclosure of Practice’s protected health information, as defined by the HIPAA rules, shall be subject to the terms and conditions of the Business Associate Agreement attached hereto as Exhibit A.

3.4  Non-Physician Personnel. Other than Clinical Personnel and any non-physician personnel necessary by Practice to operate, , Manager shall provide, either directly or through a Subcontract, all non-physician personnel (“Support Personnel”) for Practice. Manager or Subcontractor, as applicable, shall have the responsibility for determining and paying compensation, providing benefits, and making any withholdings required by applicable law, including any required withholdings for income tax, unemployment insurance, and social security, for Support Personnel hired by either of them.

3.5  Physician Relationships. Manager shall provide assistance to Practice in connection with Practice’s compliance with and proposing for Practice’s approval the terms of Practice’s relationships with its Physicians, including payroll processing, the design of physician recruitment programs and employment agreements, and benefit plan design and management. Manager shall assist Practice with structuring its Physician relationships in compliance with Practice’s compliance program and applicable law.

3.6  Premises and Office Assets. Manager shall make available for use by Practice such Premises as the parties shall mutually agree are appropriate for Practice’s business. Manager shall also provide all utilities, office services, nonmedical equipment, computer systems and software, fixtures, office supplies, furniture and furnishings reasonably necessary for the operation of Practice. Manager shall be responsible for all necessary repairs and maintenance of the assets comprising the office space, consistent with Manager’s responsibilities under the terms of applicable leases, and subject to normal wear and tear. All such assets shall at all times remain the sole and exclusive property of Manager and shall remain at the Premises. Notwithstanding anything contained in this Section to the contrary, Practice will not transfer to Manager and Practice will continue to own all Practice Medical Equipment, Practice Medical Supplies, medical records, pharmaceuticals, physician contracts, and other such professional assets.

3.7  Supplies. Manager shall provide all of the office and other supplies that are not Practice Medical Supplies and are reasonably necessary to operate Practice’s business. Manager shall assist Practice in obtaining Practice Medical Supplies. The supplies that are not Practice Medical Supplies shall at all times remain the sole and exclusive property of Manager and shall remain at the Premise

3.8  Licenses and Permits. Manager shall provide support, with the assistance and cooperation of Practice, in connection with Practice’s obtaining and maintaining the licenses, permits, and Medicare and Medicaid (i.e., Medi-Cal) provider numbers.

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3.9  Accounting. Manager will perform the bookkeeping and accounting functions for Practice.

3.10  Insurance. Manager will facilitate the procurement of contracts of insurance in the Practice’s name to include, but not limited to: (i) commercial general liability insurance in an with a per occurrence limit of not less than One Million Dollars ($1,000,000) and an aggregate limit amount of not less than Two Million Dollars ($2,000,000), with a deductible of $25,000, (ii) professional liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in annual aggregate, with a deductible of $25,000, (iii) errors and omissions insurance in an amount not less than Three Million Dollars ($3,000,000), with a deductible of $25,000, and (iv) workers compensation coverage in such amounts and on such terms as required by law, (v) stop-loss insurance, if applicable, (vi) reasonable levels of cyber insurance with an aggregate limit amount of not less than One Million Dollars ($1,000,000), and (vii) any other insurance necessary by Practice to protect Manager’s or Practice’s financial interest. Manager and Clinigence shall be named as additional insured on all policies.

3.11  Population Health Management. Manager may provide population health management services for Practice to provide information to Practice which would assist it with improving its clinical and financial outcomes.

3.12  Reporting. Manager shall assist Practice with its obligations to report quality and other measures to CMS, the California Department of Health Care Services, the Department of Managed Health Care, and other payors to remain in compliance with CMS and payor guidelines.

3.13  Data Analytics. Manager may provide data analytics, including predictive analytics, to Practice. In addition, Manger will prepare all necessary reports and documentation to ensure that Practice is fully compliant with Section 1375.4 et seq., of the California Health and Safety Code (the “Knox-Keene Act”) and Title 28, California Code of Regulations, Section 1300.75.4 et seq. , with respect to operating as a risk-bearing organization.

3.14  CMS Liaison. Manager may act as Practice’s liaison with the Centers for Medicare and Medicaid Services (“CMS”).

3.15  Technology and Data Informatics. Manager may provide the health information technology platform(s) for Practice, as well as EHR integration, HIE formation and patient engagement tools.

3.16  Education. Manager may provide education to Practice and its physicians on value-based care, population health management, appropriate medical coding and other topics. For clarification, all decisions regarding coding and billing procedures for patient care services shall be Practice’s responsibility.

3.17  Disclaimers. MANAGER MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS (A) THAT THE SERVICES PROVIDED BY MANAGER WILL RESULT IN ANY PARTICULAR AMOUNT OR LEVEL OF SERVICES OR INCOME TO PRACTICE, (B) WITH RESPECT TO THE WORK TO BE PERFORMED BY ARCHITECTS, ENGINEERS, CONSULTANTS AND CONTRACTORS PROVIDING SERVICES TO ANY

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PREMISES OR (C) WITH RESPECT TO THE PREMISES, THE EQUIPMENT, THE SUPPLIES OR THIRD-PARTY SOFTWARE, INCLUDING WITHOUT LIMITATION, THE DESIGN OR CONDITION THEREOF, THEIR MERCHANTABILITY, FITNESS, CAPACITY, QUALITY, DURABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THEIR MATERIAL OR WORKMANSHIP OR THEIR CONFORMITY TO ANY SPECIFICATIONS, AND MANAGER HEREBY DISCLAIMS ALL SUCH WARRANTIES AND REPRESENTATIONS. To the extent that Manager’s Affiliates provide any goods and services to Practice, Practice shall rely exclusively on the express warranties provided by such Affiliates, if any.

4.  COVENANTS AND RESPONSIBILITIES OF PRACTICE. During the Term, to the maximum extent permissible by applicable law, Practice shall have the following obligations:

4.1  Licensure. With Manager’s assistance, Practice shall hold, and shall cause all Physicians to hold, the licenses, permits, and Medicare and Medicaid provider numbers required or appropriate in connection with the operation of Practice in compliance with all applicable state and federal laws, rules, and regulations. Practice shall provide prompt notice to Manager of any threatened or actual termination or suspension of any governmental authorization, or any event or condition that may lead to a termination of suspension of any governmental authorization, as soon as reasonably practicable after obtaining knowledge thereof. Practice shall use commercially reasonable efforts to administer and follow the duly adopted policies and procedures applicable to Practice, including compliance with the Knox-Keene Act.

4.2  Services. Practice shall be responsible for the supervision and performance by the Physicians of professional services and related personnel matters.

4.3  Physician Compensation. Practice shall be responsible for paying compensation to and providing any applicable benefits (including malpractice insurance) for, all Physicians, including making any withholdings for income tax, unemployment insurance, and social security to the extent required under applicable law and, in all cases, in a manner consistent with the terms of the Professional Services Agreements. Practice shall also pay all physician fringe benefits and payments required under the Professional Services Agreements.

4.4  Professional Standards. During the Term, Practice shall immediately notify Manager in writing upon becoming aware that any Physician does not meet the following qualifications and shall not knowingly permit any Physician who does not meet such qualifications to provide professional services on behalf of Practice:  (a) each Physician shall at all times have a valid and unrestricted license to practice medicine in the State that has never been suspended, revoked or otherwise restricted or terminated, shall have complied with all continuing medical education requirements imposed by State law, shall be in good standing with the Medical Board of the State, and shall have appropriate board and other certifications required to render services on behalf of Practice; (b) each Physician shall possess a valid DEA registration and state controlled substance registration certificate; (c) each Physician shall be covered by the malpractice insurance required for Practice hereunder; (d) each Physician shall have privileges at one or more hospitals designated by Practice; (e) each Physician shall be qualified and enrolled to provide reimbursable services under Medicare, Medicaid and each other applicable federal and state health care program and third party payor program in which Practice participates, and no Physician shall be currently

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suspended, excluded, debarred or otherwise not permitted to continue to participate in the Medicaid and/or Medicare programs or any other applicable federal or state health care or third party payor program; and (f) no Physician shall be or shall have been indicted or convicted of, or plead guilty to (including a plea of nolo contendere), an offense related to health care, billing and/or submission of claims, or a felony or misdemeanor involving moral turpitude.

4.5  Quality Assurance. Practice shall cooperate with Manager to maintain a peer review, quality assurance, coding education and compliance programs pursuant to which Practice shall monitor and evaluate the consistency, quality, cost effectiveness and medical necessity of professional services provided by Physicians to ensure that such care meets currently accepted standards of medical competence and is in accordance with currently approved methods and practices in the medical profession.

4.6  Medical Records. Practice shall require Physicians to complete all medical records for professional services promptly and in accordance with applicable laws and regulations and third-party payor requirements. All medical records shall at all times remain Practice’s property; provided, that Manager shall provide the staff to manage the medical records department and Practice shall provide Manager with access to and copies of such records as reasonably necessary for Manager to perform its obligations under this Agreement. Practice shall provide Manager with copies of all Explanation of Benefit forms received by Practice from payors, to allow Manager to reconcile payments against accounts receivable and otherwise perform Manager’s obligations under this Agreement.

4.7  Medical Supplies. Practice shall be responsible for approving and selecting all Practice Medical Supplies. Whenever practicable, permissible under applicable law, and cost and quality competitive, as determined by Practice, Practice shall utilize any Manager group purchasing programs and formularies.

4.8  Equipment. Practice shall advise Manager of any equipment required to maintain the Premises in a manner suitable to provide services to Practice’s patients and clients. Practice shall be responsible for approving and selecting all medical equipment required to provide patient care services.

4.9  Practice’s Obligations with respect to Premises. Practice shall not make any alterations to the Premises without the prior written approval of Manager. Practice shall promptly remove, upon request by Manager, any alteration made to the Premises without Manager’s written consent. Upon expiration or earlier termination of this Agreement, all permitted alterations to the Premises improvements shall become the property of the party entitled thereto under the applicable lease. Practice shall observe faithfully and comply strictly with any rules and regulations that Manager may from time to time reasonably adopt for the safety, operations, care and cleanliness of the Premises or the preservation of good order therein. Practice shall not commit, or permit any Physician to commit, any act or omission which breaches any obligations under any applicable lease.

4.10  Preservation of Practice Assets; Exclusivity of Practice.

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4.10.1  Governing Documents and Contracts. Practice shall remain legally organized and authorized to provide physician services in a manner consistent with applicable law. During the Term, except as necessary to comply with applicable law, Practice shall not incur any indebtedness for borrowed money without Manager’s consent, which shall not be unreasonably withheld or delayed.

4.10.2  Physician Non-Solicitation Covenants. At all times during the term of this Agreement, Practice shall cause each Physician to agree that such Physician shall not directly or indirectly (i) use trade secrets of Practice to solicit any patients, customers or clients of Practice or (ii) solicit any employees, agents or independent contractors of Practice, in each case during such physician’s employment or contractual relationship with, and/or ownership of equity in, Practice, and for two (2) years thereafter. Manager is hereby designated as an express third-party beneficiary of such covenants with full rights, to the extent permitted by law, to enforce such provisions at its election by injunctive relief and by specific performance or by pursuing monetary damages, such relief to be without the necessity of posting a bond, cash or other security. In the event of a Physician’s non-compliance with his/her non-solicitation covenants, Practice shall exercise reasonable efforts to enforce such covenants.

4.10.3  Exclusivity of Practice. As a material inducement for Manager to enter into this Agreement, Practice agrees that during the Term of this Agreement, and for a period of two (2) years after termination or expiration of this Agreement, Practice will not engage any party other than Manager to provide management, PHM services, GPRO reporting, data analytics, staffing or other services similar to any of those provided by Manager hereunder.

4.10.4  Reasonableness of Covenants. Practice acknowledges that Manager has expended, and will continue to expend, significant resources, and has undertaken significant obligations, and will continue to incur significant obligations, to be in a position to perform its obligations under this Agreement. Practice agrees that any actions or omissions of Practice in breach of the covenants set forth in this Section 4.11 could materially impact Practice’s ability to comply with its obligations hereunder, which could cause Manager’s business to suffer a material adverse effect. In consideration of the foregoing, Practice acknowledges and agrees that the covenants set forth in this Section 4.11 are reasonable and necessary to protect Manager’s legitimate business interests.

4.11  Nondisclosure of Confidential Information. Practice acknowledges and agrees that during the Term hereof, it shall have access to Confidential Information and other proprietary information of Manager relating to the operation and management of physician practices, which information Practice acknowledges and agrees is confidential. Practice shall not, and its members, employees, Physicians, agents and Affiliates of the foregoing shall not, except as may be required by any lawful subpoena, court order or legal process, at any time without Manager’s prior written consent: (i) disclose any such information to any third party, or (ii) reproduce or utilize any such information in furtherance of any business venture other than the business of Practice. If Practice or a Physician is required by lawful subpoena, court order, or legal process to disclose any Confidential Information or other proprietary information of Manager, Practice shall provide sufficient notice thereof to Manager to enable Manager to seek a protective order or other appropriate legal or equitable remedy to prevent such disclosure. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public

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other than by disclosure in violation of this Agreement, (ii) was within the Practice’s possession prior to being furnished such information by Manager, and is not otherwise subject to restrictions on disclosure, (iii) becomes available to Practice from a third party on a non-confidential basis, or (iv) was independently developed by Practice without the use of any Confidential Information.

4.12  Nonsolicitation of Employees. Practice agrees that Manager has invested, and will continue to invest, substantial time and effort in assembling and training Manager’s present staff and personnel. Accordingly, throughout the Term, and for a period of two (2) years after termination of this Agreement for any reason, Practice and its Affiliates shall not, at any time, directly or indirectly solicit, encourage, entice or induce for employment any employee of Manager (including any employee hired by Manager after the date hereof or after the termination hereof) or take any action which results in the termination of employment or other arrangements between Manager and an employee thereof or otherwise interferes with such employment.

4.13  Remedies. Practice acknowledges that the restrictions in Sections 4.12 and 4.13 are reasonable and necessary to protect the legitimate interests of Manager and that any violation would result in irreparable injury to such party. All remedies available to Manager for breach of the provisions of Sections 4.12 and 4.13 are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of the other remedies. Manager shall have, and may pursue, all remedies at law and in equity, and without limiting the generality of the foregoing, may sue for injunctive relief (without having to prove actual damages or immediate or irreparable harm or to post a bond) and damages including disgorgement of profits. If a court holds that the duration and/or scope of the restrictions set forth in Sections 4.12 and 4.13 are unreasonable or invalid, then, to the extent permitted by law, the court may prescribe a duration and/or scope that is reasonable or valid, and the parties agree to accept such determination subject to their rights of appeal. If Practice violates a restriction set forth in Section 4.12 or 4.13, then the time period applicable to Practice shall be extended for a period of time equal to the period during which said violation or violations occurred, but such extension of time shall not otherwise limit Manager’s remedies for breach. If Manager seeks injunctive relief from said violation in court, then the running of the restrictive covenant period shall be suspended during the pendency of said proceeding, including all appeals by such party. This suspension shall cease upon the entry of a final judgment in the matter. The existence of any claim or cause of action by Practice against Manager, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Practice of the foregoing. Manager shall be entitled to reimbursement from Practice for its costs and fees, including reasonable attorneys’ fees, associated with any litigation entered into to enforce Sections 4.12 and 4.13 if Manager prevails in any such enforcement action.

4.14  Survival. The provisions of Sections 4.12 through 4.14 shall survive the termination or expiration of this Agreement for a period of two (2) years thereafter (or longer if expressly so provided).

4.15  Disclaimer of Liability. Practice hereby acknowledges and agrees that Manager shall not be liable to Practice or any Physician for any consequential, special, punitive or incidental liability, loss or damage caused or alleged to be caused directly or indirectly through any action or inaction on the part of Manager hereunder or otherwise, including without limitation, by any defect

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or deficiency in the development, construction or manufacture of the Premises, any equipment or any supplies, whether based upon breach of contract or warranty, negligence or other legal theory.

5.  FINANCIAL ARRANGEMENT.

5.1  Fiscal Matters.

5.1.1  Billing and Collections.

(a)  Practice shall provide to Manager and shall maintain accurate, legible, complete, proper and timely documentation of all services and related information required for billing purposes. Practice shall require coding for professional services utilizing Current Procedural Terminology (CPT) and for diagnoses utilizing the current version of the International Codes for Diseases. Practice shall, and shall cause each Physician to, cooperate fully with Manager’s billing personnel and provide such information and execute such documents as shall be reasonably necessary for such billing personnel to prepare, process and collect bills for services rendered by Practice.

(b)  Manager agrees to assist Practice with submission of claims to third parties for the reimbursement of Practice’s provision of healthcare services. Manager is authorized to utilize Practice and Physician provider numbers for its obligations hereunder. Manager agrees to use commercially reasonable efforts to collect on behalf of Practice all billable services. With Practices’ prior written consent, Manager’s may (i) extend the time of payment of Practice’s claims receivables; (ii) discharging, settling or releasing the obligors of any such claim receivables, (iii) suing, assigning or selling at a discount any claim receivables, or (iv) taking other measures to procure the payment of any claim receivables. Manager shall have no obligation to submit bills for any claim that Manager believes is not reimbursable under the particular circumstances, and while Manager may elect to pursue litigation to collect accounts, Manager shall have no obligation to do so.

5.1.2  Payables and Cash Management. Manager shall provide cash management services to Practice and shall handle the payment of expenses on behalf of Practice to the extent of available funds of Practice, including payment of the Management Fee to Manager. Manager may make advances from time to time for the payment of Practice’s expenses. Additionally, if the Practice has insufficient cash required for the payment of Practice’s expenses or such amount to ensure compliance with the Knox-Keene Act, including the Tangible Net Equity requirements, as such term is defined in the Knox-Keene Act, (“Shortfalls”), Manager will be responsible to infuse additional cash funds to cover the Shortfalls. Practice shall repay any such advances for expenses and Shortfalls before making payment of any other expenses of Practice, unless Manager elects in its sole discretion to apply any such payment from Practice to expenses of Practice, or unless otherwise agreed in writing by Practice and Manager. In the event Manager and Practice enter into a loan agreement pursuant to which Manager agrees to make advances and/or Shortfall payments to Practice and the terms of such loan agreement conflict with the terms of this Section 5.1.2, the terms of such loan agreement shall govern. Manager or its affiliates may enter into loan arrangements with third party lenders from time to time to enable Manager to satisfy its commitment to make loan advances to Practice hereunder.  In consideration of Manager’s commitment to make loan advances to Practice hereunder, to the extent required by any third-party

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lender, Practice agrees to enter into such loan documents in the same manner and on the same terms as Manager and its affiliates such that Practice is bound as a direct or indirect obligor under such loan documents and Practice’s assets are pledged as collateral for such loan obligations.

5.1.3  Special Power of Attorney. In connection with the services to be provided hereunder, throughout the Term, Practice hereby grants Manager, and grants each Subcontractor pursuant to the applicable subcontract, a special power of attorney and appoints Manager and permits Manager to appoint each Subcontractor as Practice’s true and lawful agents and attorneys-in-fact, and Manager and each Subcontractor so appointed by Manager hereby accept such special power of attorney and appointment, solely for the following purposes:

(a)  To bill Practice’s patients, in Practice’s name and on Practice’s behalf, for professional and other services provided by or on behalf of Practice;

(b)  To process claims for reimbursement or indemnification to insurance companies, Medicare, Medicaid, and all other third-party payors and fiscal intermediaries, in Practice’s name and on Practice’s behalf, for professional services provided by or on behalf of Practice;

(c)  To deposit all amounts collected on behalf of Practice into Practice Account described below;

(d)  To make and authorize disbursements from Practice Account to repay advances made by Manager and to pay expenses of Practice (including the Management Fee) on behalf of Practice;

(e)  To take possession of, endorse in the name of Practice, and deposit into Practice Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of accounts receivable for services provided by Practice.

The special powers of attorney granted in this Agreement shall be coupled with an interest. Such special powers of attorney shall expire when this Agreement has been terminated. At Manager’s request, Practice shall execute and deliver to the financial institution where Practice Account is maintained such additional documents or instruments as may be necessary to evidence or effect the special powers of attorney described above. With respect to any Practice Account into which receivables payable by a federally funded health care program (including Medicare and Medicaid) are paid, Practice may revoke the special power of attorney granted herein at any time, with or without cause, immediately upon written notice to Manager; provided, however, such revocation shall constitute a material breach of this Agreement and shall subject each party hereto to all the rights and remedies afforded the other hereunder for the breach.

5.1.4  Practice Account. Practice has established account(s) (collectively, the “Practice Account”), which shall be and at all times shall remain in Practice’s name and under Practice’s control, subject to the security interest granted pursuant to this Agreement. Practice covenants to transfer and deliver to Manager for deposit into Practice Account all funds received by or on behalf of Practice from patients or third-party payors for services provided by Practice. Upon receipt by Manager of any funds from patients or third-party payors or from Practice pursuant hereto for services provided by Practice, Manager shall immediately deposit the same

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into Practice Account. Practice shall designate at least two of Manager’s designees (who may be Subcontractor employees) as the sole authorized signatories on Practice Account and Manager shall inform Practice who these designees are in writing and may, from time to time, specify different persons to be the signatories. Manager shall provide full access for Practice to information and records regarding Practice Account. Practice may revoke all authority granted to Manager and Manager’s designees with respect to the Practice Account at any time, provided, however, that any such revocation shall constitute a material breach of this Agreement.

5.1.5  Operating Account. The Manager may also establish one or more bank accounts in the Manager’s name (the “Operating Account”) at banks of the Manager’s sole choosing. Upon Manager’s request, the Practice will enter into an agreement with the Practice’s Bank with respect to all Practice Accounts to automatically sweep funds as specified by Manager from the Practice Accounts into the Operating Account on a daily basis. Manager may pay Practice’s expenses out of either the Practice Account or the Operating Account, including but not limited to payment of the Management Fee and any other expenses of Practice, including but not limited to reimbursement to Manager of any costs incurred on behalf of Practice. Upon Practice’s reasonable request, Manager shall provide an accounting of: (i) all amounts withdrawn by Manager from Practice Account during the immediately preceding month as proceeds of Gross Collections, and (ii) all payments made by Manager during the immediately preceding month on behalf of Practice. Additionally, subject to proper fiscal management and compliance with the Knox-Keene Act, Manager may transfer non-IBNR pledged funds, from the Operating Account to Manager’s designated bank account.

5.1.6  Overpayments. For the express purposes of this Agreement as they pertain to the receipt of payments for physician accounts in accordance with the fee schedule established and maintained by Practice, Manager agrees to cooperate with and support Practice in investigating any inquiries and investigations by or on behalf of payors. If any internal or external audit demonstrates that Practice has received overpayments from third-party payors or submitted claims for payments that would result in overpayments from third-party payors (collectively, “Overpayments”), including without limitation from Medicare or Medicaid, then Manager shall be authorized to negotiate and execute the repayment by Practice of the Overpayments to such third-party payors.

5.2  Management Fees. Practice and Manager acknowledge that Manager will incur substantial costs and business risks in providing services pursuant to this Agreement. Practice and Manager also acknowledge that such costs and business risks can vary to a considerable degree according to the extent of Practice’s business and services. It is the intent of the parties that the fees paid to Manager be reasonable and approximate its actual costs and expenses, plus a reasonable return considering the investment made by Manager and the fair market value of the services provided by Manager. Accordingly, as a fee for all development and management services provided hereunder, Practice shall pay Manager a monthly management fee equal to 8% of the Practice’s prior month’s Gross Margin (“Management Fee”). the Management Fee shall be paid in advance on a monthly basis, payable on or before the 30th day of each month for the subsequent month. Payments that are more than 10 days late shall accrue interest at the rate of 1% per year or if lower, the highest rate permitted by law. The Management Fee may be re-set annually by mutual agreement of the Parties to reflect fair market value and the scope of the services provided by Manager hereunder, provided that the Management Fee re-set shall also be

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subject to the approval of the Board of Directors of Clinigence and Practice. For purposes of this Section 5.2., Gross Margin means payments from third party payors for medical care provided to the Practice’s patients less payment to Physicians and other health care provider for care provided to Practice’s patients.

The Management Fee reflects the fair market value of Manager’s services. Payment of the Management Fee is not intended to be, and shall not be interpreted or applied as, permitting Manager to share in Practice’s fees for medical services (all of which are being compensated pursuant to professional services agreements or other agreements with Physicians), but is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the items and services furnished by Manager pursuant to this Agreement, considering the nature and extent of the services required and the investment made by Manager.

5.3 Grant of Security Interest. To secure the payment and performance by Practice of its obligations hereunder, including without limitation Practice’s obligations to pay the Management Fee and to repay advances made by Manager under Section 5.1.2 (collectively, the “Secured Obligations”), Practice hereby grants to Manager a continuing security interest in any and all right, title and interest of Practice in and to the following, whether now owned, existing or owned, acquired or arising hereafter (capitalized terms used and not otherwise defined in this Section 5.3 have the definitions given to such terms in the Uniform Commercial Code from time to time in effect in the State (the “UCC”)) (collectively, the “Collateral”): all Accounts, all cash and cash equivalents, all Chattel Paper (including Electronic Chattel Paper), all Documents, all Equipment, all General Intangibles, all Goods, all Instruments, all Inventory, all Investment Property, all Letter-of-Credit Rights, all Payment Intangibles, all Proceeds, all Securities Accounts, all Software, all Supporting Obligations; all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, data and related data processing software (owned by Practice or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; other personal property of any kind or type whatsoever owned by Practice other than Practice Account; and to the extent not otherwise included, all Accessions, Proceeds and products of any and all of the foregoing. Notwithstanding the foregoing grant of a security interest, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; provided, however, that for purposes of the foregoing it is understood and agreed that Practice will use its reasonable efforts to obtain a consent if permitted by applicable law. Except as may be expressly agreed by Manager in writing, Practice agrees and warrants that the Manager’s lien hereunder is and shall at all times be a first priority lien on the Collateral, except that if, pursuant to Section 5.1.2, Practice grants liens on any of the Collateral to any third party lender of Manager and its Affiliates, the lien and security interest granted by Practice to Manager herein shall be, without further action by any party, a second priority lien on the Collateral, subordinate and junior in all respects to the liens granted to lenders to Manager and its affiliates.

5.3.1 No Other Liens. Practice represents, warrants and covenants that it has not granted or permitted to exist, and will not grant, a security interest in the Collateral to any other person other than Manager and, pursuant to Section 5.1.2, to any third-party lender of Manager and its affiliates.

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5.3.2 Further Assurances. Practice agrees that, from time to time, Practice shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary for the security interest granted or purported to be granted by Practice herein to be enforced and to enable Manager to exercise and enforce its rights and remedies hereunder with respect to the Collateral. Without limiting the generality of the foregoing, Practice shall execute and file, and hereby authorizes Manager to execute and file on behalf of and in the name of Practice, such security agreements, financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Manager may request, in order to perfect and preserve the security interest granted or purported to be granted hereby by Practice in accordance with the UCC, including, without limitation, any financing statement that describes the Collateral as “all personal property” or “all assets” of Practice or that describes the Collateral in some other manner as Manager deems necessary or advisable. Practice agrees to mark its books and records to reflect the security interest of Manager in the Collateral.

5.3.3 Exclusions. Notwithstanding the foregoing grant of a security interest, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any law or regulation or requires a consent not obtained of any governmental authority pursuant to such law or regulation; provided however, that for purposes of the foregoing, it is understood and agreed that Practice will use its reasonable efforts to obtain a consent if permissible by the applicable law or regulation.

5.3.4  Survival. The provisions of this Section 5.3 shall survive the termination or expiration of this Agreement until all of Practice’s payment obligations to Manager are satisfied in full.

6.  TERM AND TERMINATION.

6.1  Term. Unless otherwise terminated in accordance with this Agreement, the Term shall commence on the Effective Date, shall continue until the twentieth (20th) anniversary of the Effective Date, and shall automatically renew for successive one-year periods unless Manager provides sixty (60) days’ prior written notice of nonrenewal to the other party prior to the commencement of each of the one-year successive periods.

6.2  Termination for Cause.

6.2.1  Manager may elect to terminate this Agreement for cause upon the occurrence of any of the following events with respect to Practice:

(a)  the dissolution or liquidation of Practice;

(b)  the filing of a voluntary or involuntary bankruptcy petition (with respect to an involuntary petition, not dismissed within sixty (60) days); and/or a general assignment for the benefit of creditors, or any other similar, material action taken voluntarily or involuntarily under any state or federal statute for the protection of debtors (with respect to an involuntary action, not dismissed within sixty (60) days) of Practice;

(c)  the cessation of all or substantially all active business and clinical operations of Practice;

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(d)  the sale, lease or other disposition of all or a material portion of Practice’s assets to any third party, other than asset sales and leases in the ordinary course of business;

(e)  Practice’s loss or suspension of its Medicare or Medicaid provider number and/or Practice’s restriction, suspension or exclusion from managing beneficiaries of the Medicare or Medicaid programs so long as such loss, suspension, restriction, suspension or exclusion is for more than sixty (60) days; or

(f)  An amendment to Practice’s governing documents without Manager’s consent including but not limited to Practice’s Bylaws, Shareholder Agreement and similar documents.

6.3  Termination for Breach. Either Manager or Practice may terminate this Agreement if there is a material breach of any of the provisions hereof by the other party that endangers the health or safety of patients of Practice. Upon discovery of any such material breach of this Agreement, the non-breaching party shall notify the breaching party in writing of its desire to terminate this Agreement and shall include in such notice the basis on which termination is being effected. If the breaching party fails to cure the breach within 90 days after notice, then this Agreement shall terminate on the 91st day following the date of such notice; provided, that in the event that such breach can be cured and good faith efforts to cure have been commenced but not completed within 90 days after such notice, then this Agreement shall not terminate prior to such cure unless the breaching party fails diligently to pursue the cure to completion or fails to complete such cure within a total cure period of 180 days; and, provided, further, that in the event of an unresolved dispute between the parties as to whether a material breach exists that endangers the health or safety of patients of Practice or with respect to the cure of such material breach, either Manager or Practice may submit such dispute for resolution pursuant to Section 7.8 and the Agreement shall not terminate (based on the notice of breach then at issue pursuant to this Section) unless and until the procedures set forth in Section 7.8 result in a ruling that such a material breach exists that has not been cured. The parties irrevocably grant any arbitrator who reviews a dispute pursuant to the procedures set forth in Section 7.8 the binding authority to determine the question of whether such a material breach exists or has been cured under this Section.

6.4  Clinigence’s Consent to Termination. Any termination of this Agreement by Manager shall require the consent of the Board of Directors of Clinigence.

6.5  Legal Events. The parties acknowledge that this Agreement has been negotiated and entered into in compliance with all applicable provisions of the Medicare and Medicaid anti-kickback statute, 42 U.S.C. § 1320a-7b(b), and the Stark law, 42 U.S.C. § 1395nn, and all other applicable laws and regulations. If any law is adopted or amended or any rule or regulation is published for public comment, promulgated or modified, any administrative ruling, advisory opinion or judicial interpretation in any jurisdiction is issued or modified or any court or administrative tribunal in any jurisdiction issues any decision, judgment, order or interpretation, which, in the reasonable judgment of one party draws into question the terms of this Agreement in a manner that may materially and adversely affect a party’s or any party’s affiliate’s licensure, accreditation, certification, or ability to refer, to accept any referral, to bill, to claim, to present a bill or claim, or to receive payment or reimbursement from any federal, state or local governmental

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or non-governmental payor or that may subject such party to a substantial risk of prosecution or civil monetary penalty, then the parties shall modify this Agreement to the minimum extent necessary to eliminate the illegal or unenforceable aspects hereof, while remaining consistent with the intent of this Agreement in its original form.

6.6  Effect of Expiration or Termination.

6.6.1  Termination of Obligations. Upon the expiration or termination of this Agreement, all Secured Obligations shall be immediately paid in full and neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of expiration or termination and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the Term. In addition, Practice shall no longer have any right to the space, equipment, supplies, personnel and services provided by Manager hereunder and shall no longer have the right to use or otherwise benefit from the Confidential Information in any form or fashion. Practice shall immediately return to Manager any space, equipment, records and other items provided hereunder (including all copies thereof) and cease using any of the Confidential Information. Interest shall accrue at a rate of 8% per annum on any Secured Obligations that remain outstanding after the expiration or termination of this Agreement until such Secured Obligations are paid in full.

6.6.2  Manager’s Collateral. If, upon the expiration or termination of this Agreement, any Secured Obligations that are not subject to dispute, remain outstanding that are not paid within sixty (60) days after termination, Manager shall be entitled (i) to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein, by law, in equity or otherwise, including all rights and remedies of a secured party under the UCC, and (ii) to apply the proceeds collected by Manager from the exercise of such remedies (A) first, to pay all reasonable costs and expenses incurred by Manager from its exercise of such remedies, (B) second, after all of the reasonable costs and expenses referred to in clause (A) are paid in full, to pay the Secured Obligations, and (C) third, after payment in full of the amounts referred to in clauses (A) and (B), to Practice or any other person lawfully entitled to receive such surplus.

7.  MISCELLANEOUS.

7.1  Status of Parties. It is expressly acknowledged that the parties are independent contractors, and nothing in this Agreement is intended and nothing shall be construed to create an employer-employee, partnership, joint-venture, or agency relationship. Each of Manager and Practice agrees that such party shall be solely responsible for all State and federal laws pertaining to employment taxes, income withholding, unemployment insurance and other employment-related statutes applicable to that party, and each will indemnify and hold the other harmless from any and all loss or liability arising with respect to such matters.

7.2  Insurance. Manager shall maintain insurance for itself in such amounts, on such terms, and with such insurers as Manager shall determine.

7.3  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a national over-night courier service, by facsimile with subsequent telephone confirmation, or three (3) Business Days after mailing when

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mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

Practice:	Associated Hispanic Physicians of Southern California
7422 Garvey Ave. Suite 101
Rosemead, CA 91770
Attention: Michael G. Polis, Legal Counsel
mpolis@wilkefleury.com

Manager:	AHP Management, Inc.
c/o Clinigence Holdings, Inc.
501 1st Ave. N
Suite 901
St. Petersburg, FL 33701

Any party may change the address or facsimile number to which notice is to be given by notice given in the manner set forth above.

7.4  Governing Law. This Agreement shall be governed by the internal laws and judicial decisions of the State of California, without reference to conflicts of law principles, except with respect to the internal governance of Manager, in which case the internal laws and judicial decisions of the State of Delaware shall apply, without reference to conflicts of law principles.

7.5  Assignment. Except as specifically provided in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors, and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Practice acknowledges and agrees that (i) Manager may assign or delegate certain of Manager’s obligations hereunder to a Subcontractor, but no such assignment or delegation shall relieve Manager of its duties hereunder, and (ii) Manager may assign this Agreement (x) to any of its Affiliates, (y) to any successor in interest or (z) in connection with the transfer of all or substantially all of Manager’s business or assets, whether by sale, merger or otherwise.

7.6  Captions; Gender and Number. Captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

7.7  Additional Assurances. At the request of any party, the other parties shall execute any additional instruments and take any additional acts as may be reasonably required to carry out the intent and purposes of this Agreement.

7.8  Dispute Resolution/Arbitration. The parties shall use good faith negotiation to resolve any dispute that may arise under this Agreement. In the event the parties cannot reach agreement on any issue, such issue will be settled by binding arbitration before a single arbitrator in accordance with the Rules of Procedure for Arbitration of the American Health Lawyers

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Association (AHLA) Alternative Dispute Resolution Service, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be chosen in accordance with the rules of the AHLA Alternative Dispute Resolution Service then in effect. If the AHLA Alternative Dispute Resolution Service is no longer in effect, then the arbitration shall be conducted as set out above by the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association then in effect. The arbitrator may in any such proceeding award attorneys’ fees and costs to the prevailing party. Manager and Practice shall share the costs of the arbitrator equally between them. Each party shall bear its own expenses of preparation for and participation in arbitration. The statute of limitations applicable to any claim shall be determined as if such claim were being asserted in a state court in the State, for all state law claims, and in a federal court in the State, for all federal law claims, and such statute of limitations shall apply to preclude arbitration of any claim hereunder not brought within the applicable limitation period. Notwithstanding anything herein to the contrary, the parties reserve the right to proceed at any time in any court having jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) pre-judgment garnishment or attachment of property, (ii) a preliminary injunction or temporary restraining order to preserve the status quo or to enforce a party’s rights under any provision set forth in Sections 4.12 and 4.13 and (iii) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of the arbitrator(s) to grant similar remedies that may be requested by a party in a dispute. The agreement to arbitrate set forth in this Section 7.8 may only be enforced by the parties to this Agreement and their permitted successors and assigns, shall survive the termination or breach of this Agreement, and shall be construed pursuant to and governed by the provisions of the Federal Arbitration Act, 9 U.S.C. §1, et seq.

7.9  Force Majeure. Other than Practice’s repayment obligations with respect to the Secured Obligations, no party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by a party’s employees, unavailability of supplies, or any other similar cause beyond the reasonable control of that party unless the delay or failure in performance is expressly addressed elsewhere in this Agreement. For purposes of clarification, the Covid-19 pandemic shall not be considered a Force Majeure event hereunder.

7.10  Severability; Reformation. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable. To the extent permitted by law, the parties hereby to the same extent waive any applicable federal, State, and local laws, rules and regulations

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that renders any provision hereof prohibited or unenforceable in any respect. Nothing in this provision amends, or is intended to amend, Section 6.5 of this Agreement.

7.11  Amendments to Agreement. This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the authorized signatories of the parties hereto, and such writing must refer specifically to this Agreement. Without limiting the generality of the foregoing, this Agreement shall not be amended, supplemented or superseded without the consent of the Board of Directors of Clinigence.

7.12  Entire Agreement. This Agreement, together with its Appendix and Exhibits, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters, including without limitation any and all prior management service agreements.

7.13  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be one and the same agreement. Execution by original signature delivered by facsimile transmission or other electronic means shall be deemed to be, and shall have the same effect as, execution by original signature.

7.14  Compliance with HIPAA Requirements. The parties shall enter into a Business Associate Agreement in the form attached hereto, on or prior to the Effective Date.

7.15  Availability of Records. In the event Manager is determined to be a subcontractor under the applicable provisions of the Social Security Act, including Section 1861(v)(1)(I) of the Social Security Act and related regulations, Manager will, until the expiration of four (4) years after the furnishing of services under this Agreement, make available upon the request of federal officials or their representatives, this Agreement and Manager’s books, documents and records as may be necessary to certify the nature and extent of the cost incurred by Practice and services provided pursuant to this Agreement. This requirement shall adopt and incorporate by reference the applicable provisions of the Social Security Act with respect to the availability of all such subcontractor books and records.

7.16  Third Party Beneficiary. Manager and Practice agree that Clinigence, as the sole stockholder of Manager, is an intended third-party beneficiary of this Agreement and shall independently have the right to enforce Clinigence’s and Manager’s rights under this Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.]

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IN WITNESS WHEREOF, Manager and Practice have caused this Agreement (including without limitation the power of attorney granted herein by Practice to Manager) to be executed as of the day and year first above written.

MANAGER:	AHP Management, Inc.

By: /s/ Robert W. Chan
Name: Robert W. Chan
Title: Chief Executive Officer/President

Practice:	Associated Hispanic Physicians of Southern California

By: /s/ Robert W. Chan
Name: Robert W. Chan
Title: Chief Executive Officer/President

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Appendix A

“Affiliate” means (i) with regard to any Person who is an individual, such Person’s spouse, any issue, spouse of issue, a trust for the sole benefit of such Person or his/her/its Affiliates, or a corporation, partnership, limited liability company or other entity in which such Person or his/her/its Affiliates have an ownership interest or financial interest or business arrangement of any kind, and if such entity is a professional medical practice, including any physician employees of such entity and (ii) with regard to any Person that is not an individual, (A) any Person directly or indirectly controlling, controlled by or under common control with such Person through the ownership of two percent (2%) or more of the outstanding equity interests of a Person and (B) any and all directors, Managers, officers, partners, shareholders, members and physician employees of such Person and all settlors and trustees of any trust.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Applicable law” means all federal, State, and local laws, rules and regulations.

“Authorized Person” has the meaning set forth in Section 2.2.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Los Angeles, California are authorized or required by law to be closed.

“Clinical Personnel” means all Physicians and other licensed or certified personnel of Practice who provide patient care services on behalf of Practice.

“Clinigence” means Clinigence Holdings, Inc., a Delaware corporation and the sole shareholder of Manager.

“Collateral” has the meaning set forth in Section 5.3.

“Confidential Information” means and includes (i) data, know-how, processes, designs, inventions and ideas, patient records and lists, pricing information, vendor contracts and arrangements, market studies, business plans, computer software and programs, database technologies, systems, improvements, devices, know-how, discoveries, concepts, methods, information of Practice or Manager and its respective Affiliates and any other information, however documented, related to Practice or Manager and its respective Affiliates, including information that is a trade secret under applicable law; (ii) information concerning Practice or Manager including historical financial statements, financial projections and budgets, historical and projected revenues and expenses, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, purchasing methods and techniques, however documented; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for Manager or Practice with respect to Practice or Manager and its Affiliates containing or based, in whole or in part, upon any information included in the foregoing. Confidential Information shall not include any information that is or becomes generally publicly known other than as a result of disclosure by Manager or Practice or any of its Affiliates in breach of any obligation owed to Practice or Manager, as applicable.

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“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Gross Collections” means the cash collected from the provision of goods and services of any nature by Practice (including through Physicians).

“Management Fee” has the meaning set forth in Section 5.2.

“Manager” has the meaning set forth in the introductory paragraph to this Agreement.

“Overpayments” has the meaning set forth in Section 5.1.5.

“Owners” means all owners of Practice.

“Parties” means Manager and Practice; each a “party.”

“Person” or “person” means any natural person, firm, association, organization, corporation, partnership, limited liability company, limited liability partnership, professional corporation, joint venture, public entity, and any other business, including, without limitation, a third-party payor.

“Physicians” means all physicians who are employees of Practice and all physicians who are retained, either directly or through a practice entity, as independent contractors to provide physician services on behalf of Practice.

“Practice” has the meaning set forth in the introductory paragraph to this Agreement.

“Practice Account” has the meaning set forth in Section 5.1.4.

“Practice Medical Equipment” means all medical equipment utilized in the provision of clinical services.

“Practice Medical Supplies” means all inventories of pharmaceuticals and other medical supplies that: (i) are necessary in order for Practice to operate its business; and (ii) used in the provision of clinical services.

“Premises” means the locations made available to Practice by Manager pursuant to this Agreement where Practice provides services to patients and clients.

“Professional Services Agreement” means each agreement or arrangement pursuant to which Practice recruits and/or retains Physicians as employees or independent contractors to provide services on behalf of Practice, and any shareholder agreement, stock restriction agreement, operating agreement or other arrangement governing the economic, voting and/or other rights and obligations of the owners of Practice.

“Secured Obligations” has the meaning set forth in Section 5.3.

“State” means the State of California.

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“Subcontractor” has the meaning set forth in Section 2.1.

“Support Personnel” has the meaning set forth in Section 3.4.

“Term” means the initial and any renewed periods of duration of this Agreement as further described in Section 6.1.

“UCC” has the meaning set forth in Section 5.3.

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Exhibit A

Business Associate Agreement

THIS BUSINESS ASSOCIATE AGREEMENT is by and between AHP Management, Inc. a California corporation (“Business Associate”), and Associated Hispanic Physicians of Southern California, a California professional corporation (“Covered Entity”), and is effective as of the Effective Date of that certain Administrative Services Agreement between the parties hereof.

ARTICLE I
DEFINITIONS

For purposes of this Addendum, the following terms shall have the following prescribed meanings:

“Breach” means the acquisition, access, use or disclosure of Protected Health Information in a manner not permitted under the HIPAA privacy rule which compromises the security or privacy of the Protected Health Information.

“Data Aggregation Services” means, with respect to Protected Health Information created or received by the Business Associate, the combining of such Protected Health Information by the Business Associate with protected health information (as defined in HIPAA) received by the Business Associate in its capacity as a business associate (as defined in HIPAA) of another covered entity (as defined in HIPAA), to permit data analyses that relate to the health care operations of the respective covered entities, including the Covered Entity.

“Electronic Media” means electronic storage media on which data is or may be recorded electronically, including, for example, devices in computers (hard drives) and any removable/transportable digital memory medium, such as magnetic tape or disk, optical disk, or digital memory card, and transmission media used to exchange information already in electronic storage media. Transmission media include, for example, the internet, extranet or intranet, leased lines, dial-up lines, private networks, and the physical movement of removable/transportable electronic storage media. Certain transmissions, including of paper, via facsimile, and of voice, via telephone, are not considered to be transmissions via electronic media, if the information exchanged did not exist in electronic form immediately before the transmission.

“Electronic Protected Health Information” means Protected Health Information that is (i) transmitted by Electronic Media; or (ii) maintained in any medium described as Electronic Media.

“HIPAA” means the security and privacy requirements applicable to health care covered entities as reflected in 42 U.S.C 1320d et seq. and such regulations as may be promulgated thereunder from time to time.

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“HITECH” means the Health Information Technology for Economic and Clinical Health Act of 2009 as reflected in 42 U.S.C 17921 et seq. and such regulations as may be promulgated thereunder from time to time.

“Protected Health Information” means individually identifiable health information created by, for or on behalf of the Covered Entity that is: (a) transmitted by Electronic Media; (b) maintained in any medium described as Electronic Media; or (c) transmitted or maintained in any other form or medium.

“Security Incident” means the unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations in an information system.

“Unsecured Protected Health Information” means Protected Health Information that is not rendered unusable, unreadable, or indecipherable to unauthorized individuals through the use of a technology or methodology specified by the Secretary of Health and Human Services in the guidance issued under section 13402(11)(2) of HITECH.

ARTICLE I
PERMITTED AND REQUIRED USES AND DISCLOSURES OF PROTECTED HEALTH INFORMATION

The Business Associate shall be permitted and required to use Protected Health Information only as provided in the Agreement and this Business Associate Addendum. The Business Associate shall not use or further disclose Protected Health Information in any manner that: (a) would violate the terms of this Agreement; or (b) if done by the Covered Entity, would violate HIPAA, except that: (i) the Business Associate may use and disclose Protected Health Information for the proper management and administration of the Business Associate or to carry out the legal responsibilities of the Business Associate; and (ii) the Business Associate may provide Data Aggregation Services relating to the health care operations of the Covered Entity. The Business Associate may disclose Protected Health Information for the purposes described in item (b)(i) of this Article II only if the disclosure is required by law or the Business Associate obtains reasonable assurances from the person to whom the information is disclosed that it will be held confidentially and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person and that the person will notify the Business Associate of any instance where the confidentiality of the Protected Health Information has been breached.

ARTICLE II
RESTRICTIONS ON THE USE AND DISCLOSURE OF PROTECTED HEALTH INFORMATION

Notwithstanding anything in the Agreement to the contrary, the Business Associate shall:

(a)  Not use or further disclose Protected Health Information other than permitted or required by this Business Associate Addendum or required by law;

(b)  Use appropriate safeguards and comply with Subpart C of 45 CFR Part 164 with respect to electronic Protected Health Information to prevent use or disclosure of the Protected Health Information other than provided for by this Business Associate Addendum;

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(c)  Implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the Electronic Protected Health Information that it creates, receives, maintains, or transmits on behalf of the Covered Entity as required by HIPAA;

(d)  Report to the Covered Entity any use or disclosure of the Protected Health Information not provided for by this Business Associate Addendum, or any successful Security Incident of which it becomes aware;

(e)  In accordance with 45 CFR 164.502(e)(l)(ii) and 164.308(b)(2), ensure that any subcontractors that create, receive, maintain or transmit Protected Health Information on behalf of the Business Associate agree to the same restrictions and conditions that apply to the Business Associate with respect to such Protected Health Information (and, in the case of Electronic Protected Health Information, that such subcontractors agree to implement reasonable and appropriate safeguards to protect it);

(f)  Make available to any individual Protected Health Information about that individual only to the extent required by, and in accordance with, HIPAA;

(g)  Make available an individual’s Protected Health Information for amendment by that individual and incorporate any amendments to that individual’s Protected Health Information to the extent required by, and in accordance with, HIPAA;

(h)  Make available Protected Health Information required to provide an accounting of disclosures of an individual’s Protected Health Information to the extent such accounting is required by, and in accordance with, HIPAA;

(i)  Make its internal Covered Entity’s books and records relating to the use and disclosure of Protected Health Information received from, or created or received by, the Business Associate on behalf of the Covered Entity available to the Secretary of Health and Human Services (or its delegate) for purposes of determining the Covered Entity’s compliance with HIPAA;

(j)  Report to the Covered Entity any Breach of Unsecured Protected Health Information known or suspected by the Business Associate. Notice shall be in writing and provided to the Covered Entity without unreasonable delay. Such notice will include, to the extent possible, the identification of each individual whose Protected Health Information has been or is reasonably believed by the Business Associate to have been accessed, acquired, used, or disclosed during the Breach. Such notice shall also include the following information: (i) a brief description of what happened, including the date of the Breach and the date of the discovery of the Breach, if known; (ii) a description of the types of Unsecured Protected Health Information that were involved in the Breach (such as whether full name, social security number, date of birth, home address, account number, diagnosis, disability code, or other types of information were involved); (iii) any steps individuals should take to protect themselves from potential harm resulting from the Breach; (iv) a brief description of what the Business Associate is doing to investigate the Breach, to mitigate harm to individuals, and to protect against any further breaches; and (v) contact procedures for obtaining additional information; and

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(k)  At termination of this Business Associate Addendum, if feasible, return or destroy (at the Covered Entity’s option) all Protected Health Information received from, or created or received by the Business Associate on behalf of the Covered Entity that the Business Associate still maintains in any form and retain no copies of such Protected Health Information; or, if such return or destruction is not feasible, extend the protections of this Business Associate Addendum to the Protected Health Information and limit further uses and disclosures to those purposes that make the return or destruction of the Protected Health Information infeasible.

(l)  To the extent the Business Associate is to carry out one or more of the Covered Entity’s obligation(s) under Subpart E of 45 CFR Part 164, comply with the requirements of Subpart E that apply to the Covered Entity in the performance of such obligation(s).

ARTICLE III
OBLIGATIONS OF COVERED ENTITY

3.1  The Covered Entity shall notify the Business Associate of any limitation(s) in the Covered Entity’s notice of privacy Covered Entitys in accordance with 45 CFR 164.520, to the extent that such limitation may affect the Business Associate’s use or disclosure of Protected Health Information.

3.2  The Covered Entity shall notify the Business Associate of any changes in, or revocation of, permission by an individual to use or disclose Protected Health Information, to the extent that such changes may affect the Business Associate’s use or disclosure of Protected Health Information.

3.3  The Covered Entity shall notify the Business Associate of any restriction to the use or disclosure of Protected Health Information that the Covered Entity has agreed to in accordance with 45 CFR 164.522, to the extent that such restriction may affect the Business Associate’s use or disclosure of Protected Health Information.

3.4  The Covered Entity shall not request the Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under HIPAA if done by the Covered Entity. Notwithstanding the foregoing language, the Business Associate may use or disclose Protected Health Information for Data Aggregation Services to the Covered Entity as permitted by 42 CFR 164.504(e)(2)(i)(B) or the management and administrative activities of the Business Associate in accordance with this Business Associate Addendum.

ARTICLE IV
AMENDMENT

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This Business Associate Addendum may be amended only in writing and only by the mutual consent of the parties. Notwithstanding the foregoing, this Business Associate Addendum shall automatically be amended to the extent minimally necessary to comply with any changes to HIPAA, including any changes as a result of HITECH.

ARTICLE V
TERM AND TERMINATION

5.1  Effective Date; Mutual Termination; Expiration. This Business Associate Addendum shall become effective as of the date the HIPAA privacy and security requirements become effective with respect to the relationship between the Covered Entity and the Business Associate. This Business Associate Addendum shall remain in effect until the earlier of: (i) the date the parties mutually agree in writing to terminate this Business Associate Addendum; or (ii) the date the Agreement is terminated. No separate notice shall be required to terminate this Business Associate Addendum upon termination of the Agreement.

5.2  Termination by the Covered Entity for Cause. The Covered Entity may terminate this Business Associate Addendum upon written notice to the Business Associate if the Business Associate materially breaches any provision of this Business Associate Addendum and such breach is not cured by the Business Associate within 180 days after the Business Associate’s receipt of written notice of such breach.

ARTICLE VI
RELATIONSHIP TO THE AGREEMENT

It is the intent of the parties that the terms of this Business Associate Addendum be interpreted so as to cause the Agreement to comply with the privacy and security requirements of HIPAA and the requirements of HITECH. Accordingly, this Business Associate Addendum shall amend the Agreement to the extent provided herein regardless of whether this Business Associate Addendum formally satisfies the requirements of the Agreement for amendment of the Agreement. To the extent any provisions of this Business Associate Addendum conflict with the terms of the Agreement, this Business Associate Addendum shall govern.

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IN WITNESS WHEREOF, Business Associate and Covered Entity have caused this Business Associate Agreement to be executed effective as of the Effective Date.

Business Associate: AHP Management, Inc.

By:

Name: Robert Chan

Title: CEO and President

Covered Entity: Associated Hispanic Physicians of Southern California

By:

Name: Robert Chan

Title: CEO and President

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